Exhibit 99.1
AFC REPORTS FINANCIAL RESULTS FOR FISCAL 2008 IN-LINE WITH EXPECTATIONS
AND PROVIDES FISCAL 2009 GUIDANCE

Atlanta, Georgia, March 11, 2009 — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes®, today reported results for its fiscal year 2008 which ended December 28, 2008. The Company also provided guidance for fiscal 2009 and provided a business update on its strategic plan.
Fiscal 2008 Highlights:
•	Net income was $19.4 million, or $0.76 per diluted share, compared to $23.1 million, or $0.80 per diluted share, in fiscal 2007. Fiscal 2008 diluted earnings per share were consistent with the Company’s previous guidance of $0.75-$0.77. Excluding other non-operating income, net income would have been $16.8 million or $0.65 per diluted share, compared to $21.4 million or $0.74 per diluted share last year.
•	Total system-wide sales increased by 0.6 percent compared to an increase of 0.3 percent in fiscal 2007.
•	Total global same-store sales decreased 1.7 percent compared to a decrease of 2.0 percent last year. Total domestic same-store sales decreased 2.2 percent compared to a decrease of 2.3 percent in fiscal 2007. International same-store sales increased 4.1 percent compared to an increase of 1.1 percent in fiscal 2007.
•	The Popeyes system opened 140 restaurants and closed 120 restaurants, resulting in net openings of 20 restaurants, exceeding the Company’s previous guidance of 5-15 units. At the end of 2008, total unit count was 1,922 compared to 1,905 at the end of 2007.
•	The Company repurchased 2.1 million shares of common stock for approximately $19.0 million and made $13.4 million in net debt repayments under its 2005 Credit Facility.
•	The Company’s free cash flow remains strong at $26.2 million, compared to $28.5 million last year. AFC’s free cash flow computation and reconciliation to GAAP measures are described in detail under the heading “Use of Non-GAAP Financial Measures.”
AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “In 2008 we built a sound foundation for our strategic plan. While our domestic same-store sales fell short of our goals, we outpaced the chicken QSR category for the third consecutive quarter according to independent data. Our international restaurants enjoyed a good year in both same-store sales and unit growth. In total, we met our earnings expectations at $0.76 per diluted share and we exceeded our opening guidance with 140 new restaurants globally.”
“Going forward, we will continue to execute our strategic plan with an emphasis on compelling value, improving the guest experience, and strengthening restaurant profitability. In the current environment, we believe that our superior food matched with greater QSR value and service will be the recipe for our success.”
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Strategic Plan Update
1. Build the Popeyes Brand
o	In 2008, Popeyes launched its new menu board featuring three new permanent menu platforms — Big Deals value sandwiches and wraps, Louisiana Travelers nuggets and tenders, and Big Easy chicken bowls and chicken sandwiches — adding greater flexibility to the menu to address value, portability, and lunch and snack dayparts. To help drive traffic to the restaurants, the Company’s 2009 product promotions are designed to offer its customers Popeyes distinctive Louisiana food at more compelling price points.
o	Consistent with the Company’s 2008 marketing approach, Popeyes will continue to support and invest in national advertising in 2009 to build awareness and purchase frequency.
2. Run Great Restaurants
o	The Company continues to focus on operations improvements by training and action- planning using the metrics and tools implemented in 2008.
o	During 2009, Popeyes will place specific attention on improved speed of service for its guests. In 2009, the Company plans to complete the system-wide implementation of drive-thru headsets and timers, the essential equipment for speed of service.
3. Strengthen Unit Economics
o	The Company remains focused on steady improvements in restaurant operating profit. In 2009, the Company will continue to build upon “Finding Your 2%” cost savings initiatives and will complete the standardization of back-of-the-house restaurant equipment.
o	The Company also developed new site modeling software utilizing consumer and real estate data in 2008. In 2009, this predictive tool will be used to prioritize markets for domestic unit growth and build a pipeline of growth-ready franchisees.
4. Align People and Resources to Deliver Results
          Re-franchising of company-operated restaurants
o	Consistent with the Company’s strategic initiative to re-franchise company-operated restaurants, on January 26, 2009, the Company completed the re-franchising sale of its 3 restaurants in the Nashville market.
o	The Company is in continued negotiations to re-franchise the remaining 14 restaurants in the Atlanta market; however, at this time the Company is unable to predict the timing of when a sale will be completed.
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2008 Financial Performance Review
Total system-wide sales increased by 0.6 percent. This growth was comprised of a 0.7 percent increase in franchisee restaurant sales to $1.66 billion, and a 2.1 percent decrease in company-operated restaurant sales to approximately $78.3 million.
Total global same-store sales decreased 1.7 percent compared to a decrease of 2.0 percent last year. Total domestic same-store sales decreased 2.2 percent compared to a decrease of 2.3 percent last year. The Company’s previous full year guidance was at the lower-end of negative 1.0 to negative 2.0 percent. According to independent data, Popeyes continued to outpace the chicken QSR category in the fourth quarter of 2008 by 0.6 percentage points. International same-store sales increased 4.1 percent compared to an increase of 1.1 percent last year.
Total revenues were $166.8 million, compared to $167.3 million last year. This decrease was comprised of $5.2 million due to negative same-store sales and $4.0 million related to the re-franchising of 11 company-operated restaurants in the Atlanta market. The decrease was partially offset by $6.5 million from new openings of company-operated restaurants in the Atlanta and Tennessee markets and the re-opening of temporarily closed restaurants in New Orleans, and $2.2 million primarily from royalties and fees of new franchised restaurants.
Company-operated restaurant expenses for food, beverages and packaging as a percentage of sales were 35 percent compared to 34 percent last year. This increase was attributable to higher commodity costs, primarily from chicken, wheat, and shortening, partially offset by better management of food costs and a 2 percent price increase taken during the second quarter of 2008. Restaurant employee, occupancy and other expenses as a percentage of sales were 53 percent compared to 51 percent last year. The increase was primarily associated with additional costs for payroll, utilities and insurance.
For income statement reporting purposes, the Company has re-classified rental expenses associated with properties leased or subleased to franchisees or other third parties to a separate line item entitled “rent and other occupancy expenses” from general and administrative expenses. Excluding the $2.4 million of rent and other occupancy expenses, general and administrative expenses were $53.9 million or 3.1 percent of system-wide sales, compared to $47.2 million or 2.7 percent of system-wide sales last year. This increase was due primarily to expenditures for marketing and new menu expansion, national cable advertising and the cost of new management talent. General and administrative expenses, including rent and other occupancy expenses, were $56.3 million, or 3.2 percent of system-wide sales, compared to the Company’s previous guidance of 3.3 percent of system-wide sales.
Other income was $4.6 million, or $0.11 per diluted share, including a gain of $12.9 million from insurance recoveries, partially offset by an expense of $9.2 million for impairment charges associated with re-franchising company-operated restaurants in the Atlanta and Nashville markets.
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Including the $4.6 million in other non-operating income, fiscal 2008 EBITDA was $46.6 million, at a margin of 27.9 percent of total revenue, compared to 2007 EBITDA of $52.5 million, at a margin of 31.4 percent of total revenue. AFC’s EBITDA computation and reconciliation to GAAP measures is described in detail under the heading “Use of Non-GAAP Financial Measures.”
Operating profit was $40.3 million, compared to operating profit of $45.6 million last year.
Income tax expense was $12.8 million, yielding an effective tax rate of 39.8 percent, compared to an effective tax rate of 37.4 percent in the prior year. Last year’s effective tax rate benefited from the reversal of tax reserves due to the expiration of certain statutes of limitation. Had the statutes of limitation not expired during the prior year, the effective tax rate for fiscal 2007 would have been 38.5 percent.
Net income was $19.4 million, or $0.76 per diluted share, compared to $23.1 million, or $0.80 per diluted share, for fiscal 2007. Excluding other non-operating income, net income would have been $16.8 million or $0.65 per diluted share, compared to $21.4 million or $0.74 per diluted share last year.
The Company repurchased 2.1 million shares of common stock for approximately $19.0 million and made $13.4 million in net debt repayments under its 2005 Credit Facility.
Free cash flow in fiscal 2008 was $26.2 million, including the $4.6 million in other non-operating income. AFC’s free cash flow computation and reconciliation to GAAP measures is described in detail under the heading “Use of Non-GAAP Financial Measures.”
As of February 20, 2009, there were approximately 25.3 million shares of the Company’s common stock outstanding.
Global openings for fiscal 2008 exceeded expectations at 140 openings, compared to guidance of 115-130 openings. These openings included 73 domestic restaurants and 67 international restaurants. The additional openings were primarily due to favorable timing of the Company’s international openings and favorable year-end weather and permitting conditions domestically. During fiscal 2008, the Company had 120 restaurant closures, resulting in 20 net restaurant openings. Fiscal 2008 closures consisted of 68 domestic restaurants and 52 international restaurants.
On a system-wide basis, Popeyes had 1,922 restaurants operating at the end of fiscal 2008, compared to 1,905 restaurants at the end of last year. Total unit count was comprised of 1,582 domestic restaurants and 340 international restaurants in 25 foreign countries and two territories. Of this total, 1,867 were franchised restaurants and 55 were company-operated restaurants.
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Fiscal 2009 Guidance
During 2009, the Company will emphasize Popeyes superior food matched with greater QSR value and speed of service. The Company’s goal is to build guest traffic and increase market share. Given the intense value competition in the marketplace, the Company is conservatively projecting global same-store sales for the year of negative 1.0 to negative 3.0 percent.
The Company plans to slow its global new openings to 90-110 restaurants in 2009, focusing on the improvement of core operations and unit economics. Management believes this decision positions the Company for more rapid growth once economic conditions improve. Popeyes expects system-wide unit closings in the range of 140-160 restaurants, resulting in a decrease of 30-70 net restaurant openings in 2009. The Company’s guidance for a higher closure rate in 2009 reflects the continuation of more stringent enforcement of operating standards. Popeyes restaurant closures typically have sales significantly lower than the system average.
The Company expects fiscal 2009 general and administrative expenses, excluding rent and other occupancy expenses, to be consistent with the prior year’s expenses of 3.1-3.2 percent of system-wide sales. During 2009, the Company will continue to tightly manage general and administrative expenses and invest in key strategic initiatives, including its continued commitment to national advertising and operations improvements which management believes are essential for the long-term growth of the brand.
Based on operating guidance, the Company expects 2009 earnings to be in the range of $0.62-$0.67 per diluted share, compared to fiscal 2008 earnings of $0.65 per diluted share, excluding $0.11 of other non-operating income. The Company’s fiscal 2009 earnings per diluted share guidance excludes the impact of one-time items and other non-operational income or expenses.
Ms. Bachelder concluded, “We are confident that our strategic initiatives will steadily build Popeyes market share and profitability over time. During 2009 our focus will continue to be on the generation of strong steady cash flow and we plan to use that cash to repay debt and invest in key initiatives to deliver long-term growth and solid returns for our franchisees and shareholders.”
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on March 12, 2009, to review the results of the fourth quarter and full year of fiscal 2008. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Fiscal 2008 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.
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Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 28, 2008, Popeyes had 1,922 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC’s primary objective is to offer excellent investment opportunities in its Popeyes brand and provide exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Supplemental Financial Information on pages 7 — 12.
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AFC Enterprises, Inc.
Consolidated Balance Sheets
As of December 28, 2008 and December 30, 2007
(In millions, except share data)

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$2.1	$5.0
Accounts and current notes receivable, net	13.6	13.1
Assets held for sale	4.5	—
Other current assets	13.8	17.1

Total current assets	34.0	35.2

Long-term assets:
Property and equipment, net	25.3	42.4
Goodwill	11.1	11.7
Trademarks and other intangible assets, net	48.2	51.6
Other long-term assets, net	13.4	14.1

Total long-term assets	98.0	119.8

Total assets	$132.0	$155.0

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$19.3	$26.1
Other current liabilities	13.6	14.9
Current debt maturities	4.7	14.0

Total current liabilities	37.6	55.0

Long-term liabilities:
Long-term debt	114.5	118.8
Deferred credits and other long-term liabilities	19.2	21.5

Total long-term liabilities	133.7	140.3

Total liabilities	171.3	195.3

Commitments and contingencies
Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 25,294,973 and 27,356,105 shares issued and outstanding at the end of fiscal years 2008 and 2007, respectively)	0.3	0.3
Capital in excess of par value	110.5	127.7
Notes receivable from officers, including accrued interest	—	—
Accumulated deficit	(149.1)	(168.5)
Accumulated other comprehensive income (loss)	(1.0)	0.2

Total shareholders’ deficit	(39.3)	(40.3)

Total liabilities and shareholders’ deficit	$132.0	$155.0

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AFC Enterprises, Inc.
Consolidated Statements of Operations
(In millions, except per share data)

	12 Weeks Ended		52 Weeks Ended
	12/28/2008	12/30/2007	12/28/2008	12/30/2007
Revenues:
Sales by company-operated restaurants	$15.7	$19.0	$78.3	$80.0
Franchise revenues	19.2	19.1	84.6	82.8
Rent and other revenues	1.0	1.0	3.9	4.5

Total revenues	35.9	39.1	166.8	167.3

Expenses:

Restaurant employee, occupancy and other expenses	8.5	10.0	41.4	40.7
Restaurant food, beverages and packaging	5.4	6.7	27.1	27.3
Rent and other occupancy expenses	0.7	0.6	2.4	2.3
General and administrative expenses	13.5	13.2	53.9	47.2
Depreciation and amortization	1.3	1.6	6.3	6.9
Other expenses (income), net	0.5	(1.0)	(4.6)	(2.7)

Total expenses	29.9	31.1	126.5	121.7

Operating profit	6.0	8.0	40.3	45.6
Interest expense, net	1.8	2.2	8.1	8.7

Income before income taxes and discontinued operations	4.2	5.8	32.2	36.9
Income tax expense	1.8	2.2	12.8	13.8

Income before discontinued operations	2.4	3.6	19.4	23.1

Discontinued operations, net of income taxes	—	—	—	—

Net income	$2.4	$3.6	$19.4	$23.1

Basic earnings per common share:

Income before discontinued operations	$0.10	$0.14	$0.76	$0.81

Discontinued operations, net of income taxes	—	—	—	—

Net income	$0.10	$0.14	$0.76	$0.81

Diluted earnings per common share:

Income before discontinued operations	$0.10	$0.13	$0.76	$0.80

Discontinued operations, net of income taxes	—	—	—	—

Net income	$0.10	$0.13	$0.76	$0.80

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AFC Enterprises, Inc.
Consolidated Statements of Cash Flows
(In millions)

	2008	2007
Cash flows provided by (used in) operating activities:
Net income	$19.4	$23.1

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6.3	6.9
Asset write downs	9.5	1.9
Net gain on sales of assets	(0.9)	(0.3)
Gain on insurance recoveries related to asset damages, net	(0.5)	(3.2)
Deferred income taxes	—	(0.5)
Non-cash interest, net	(0.1)	(0.3)
Provision for credit losses	0.1	0.4
Excess tax benefits from stock-based compensation	—	(0.9)
Stock-based compensation expense	2.5	1.7
Change in operating assets and liabilities:
Accounts receivable	(0.6)	(0.6)
Prepaid income taxes	(0.4)	7.8
Other operating assets	1.1	0.4
Accounts payable and other operating liabilities	(9.3)	4.0

Net cash provided by operating activities of continuing operations	27.1	40.4

Cash flows provided by (used in) investing activities:
Capital expenditures	(2.7)	(10.0)
Proceeds from dispositions of property and equipment	3.8	0.3
Property insurance proceeds	—	4.5
Acquisition of franchised restaurants	—	(0.4)
Proceeds from notes receivable	0.8	0.8

Net cash provided by (used in) investing activities	1.9	(4.8)

Cash flows provided by (used in) financing activities:
Principal payments - 2005 Credit Facility (term loan)	(8.9)	(6.9)
Borrowings under 2005 revolving credit facility	20.0	9.5
Principal payments – 2005 revolving credit facility	(24.5)	(4.5)
Principal payments – other notes (including VIEs)	(0.2)	(0.1)
Special cash dividend	(0.5)	(0.7)
Stock repurchases	(19.0)	(39.4)
Proceeds from exercise of employee stock options	—	3.3
Excess tax benefits from stock-based compensation	—	0.9
Decrease in restricted cash	2.6	1.1
Debt issuance costs	—	(0.2)
Other, net	(1.4)	(0.3)

Net cash (used in) financing activities	(31.9)	(37.3)

Net (decrease) in cash and cash equivalents	(2.9)	(1.7)
Cash and cash equivalents at beginning of year	5.0	6.7

Cash and cash equivalents at end of year	$2.1	$5.0

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	Q4 Ended	Q4 Ended	Year to Date	Year to Date
	12/28/08	12/30/07	12/28/08	12/30/07
Total Same-Store Sales
Company-operated	(5.9%)	(7.4%)	(5.6%)	(7.8%)
Franchised [a]	(2.7%)	(1.3%)	(2.1%)	(2.1%)

Total Domestic	(2.8%)	(1.6%)	(2.2%)	(2.3%)
International [b]	4.1%	1.9%	4.1%	1.1%

Total Global	(2.1%)	(1.2%)	(1.7%)	(2.0%)
Total Franchised (a and b)	(2.0%)	(1.0%)	(1.5%)	(1.8%)

New Unit Openings
Company-operated	—	3	1	5
Franchised	27	21	72	77

Total Domestic	27	24	73	82
International	16	15	67	42

Total Global	43	39	140	124

Unit Count
Company-operated	55	65	55	65
Franchised	1,527	1,518	1,527	1,518

Total Domestic	1,582	1,583	1,582	1,583
International	340	322	340	322

Total Global	1,922	1,905	1,922	1,905
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Use of Non-GAAP Financial Measures
EBITDA: Calculation and Definition
The following table reconciles on a historical basis for 2008 and 2007, the Company’s earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to EBITDA:

(dollars in millions)	2008	2007
Net income	$19.4	$23.1
Interest expense, net	$8.1	$8.7
Income tax expense	$12.8	$13.8
Depreciation and amortization	$6.3	$6.9
EBITDA	$46.6	$52.5
Total Revenue	$166.8	$167.3
EBITDA as a percentage of Total Revenue (EBITDA margin)	27.9%	31.4%
Free cash flow: Calculation and Definition
The following table reconciles on a historical basis for 2008 and 2007, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to free cash flow:

(dollars in millions)	2008	2007
Net income	$19.4	$23.1
Depreciation and amortization	$6.3	$6.9
Stock compensation expense	$2.5	$1.7
Maintenance capital expenses	$(2.0)	$(3.2)
Free cash flow	$26.2	$28.5
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Management’s Use of Non-GAAP Financial Measures
EBITDA and free cash flow are supplemental non-GAAP financial measures. The Company uses EBITDA and free cash flow, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. EBITDA and free cash flow as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA and free cash flow: (a) do not represent net income or cash flows from operations as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, operating profit, cash flows from operating activities or other financial information determined under GAAP.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its new strategic plan including the re-franchising of company-operated restaurants, projections and expectations regarding same-store sales for fiscal 2009 and beyond, the Company’s ability to improve restaurant level margins, guidance for new openings and restaurant closures, and the Company’s anticipated 2009 performances including projections regarding general and administrative expenses, net earnings per diluted share, EBITDA margins and free cash flows and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in the 2005 Credit Facility, our ability to refinance our outstanding indebtedness, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2008 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
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